Exhibit 23.2
Consent of Ralph E. Davis Associates, Inc.
The Board of Directors
Delta Petroleum Corporation:
We hereby consent to the use of our name and the information regarding our review of the reserve estimates of Delta Petroleum Corporation contained in its Annual Report on Form 10-K for period ended December 31, 2008, as amended, and to the incorporation by reference thereof in the registration statements on Form S-3 (No. 333-157644) and on Form S-8 (Nos. 333-141247, 333-137361, 333-127654, 333-108866, 333-103585, 333-73324, and 333-30276) of Delta Petroleum Corporation.

/s/ Allen C. Barron
Allen C. Barron, P.E.
President

Houston, Texas
May 4, 2009